Exhibit 10.4
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT
FOR J. WILLIAR DUNLAEVY
AMENDED AND RESTATED AS OF NOVEMBER 20, 2008

TABLE OF CONTENTS

1.	Definitions	1

2.	Payments to Executive	6

3.	Death of the Executive	8

4.	Disability Benefits	8

5.	Termination not for Cause or for Good Reason	8

6.	Re-employment	9

7.	Claims Procedure	9

8.	Provision for Incapacity	12

9.	Violation of Agreement	12

10.	Nonassignable Rights	12

11.	Independence of Agreement	12

12.	General Obligation of the Company	13

13.	Establishment of Trust	13

14.	Governing Law	14

15.	Notice	14

16.	Board Authority; Indemnification	14

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT
FOR J. WILLIAR DUNLAEVY
AMENDED AND RESTATED AS OF NOVEMBER 20, 2008
     This Supplemental Executive Retirement Agreement (the “Agreement”) originally dated as of the 1st day of January, 2004 and amended and restated in its entirety as of November 20, 2008, by and among Legacy Bancorp, Inc. (the “Holding Company”), a Delaware corporation, and Legacy Banks (the “Bank”), a Massachusetts-chartered savings bank with its headquarters in Pittsfield, Massachusetts (the Holding Company and the Bank are referred to collectively herein as the “Company”) and J. Williar Dunlaevy (the “Executive”). The provisions of this Agreement specifically required by Code Section 409A shall be deemed effective from January 1, 2005.
     In consideration of the mutual covenants herein contained and implied, the sufficiency of which is acknowledged by each party, the Company and the Executive agree as follows:
1. Definitions.
(a)	“Actuarial Equivalent” means a benefit of equivalent value using the applicable interest rate under Section 417(e)(3) of the Code, as determined for the month of November of the preceding year and the applicable mortality table under Section 417(e)(3) of the Code.

(b)	“Annual Annuity Equivalent” shall be equal to the annual benefit payable from a single life annuity on the Executive’s life from a provider of annuity products holding at least an AA rating from Moody’s, Standard & Poor’s, or an equivalent rating service. For purposes of this section, the amount available to invest in said annuity shall be the balance attributable to the Company’s matching contributions in the Executive’s account in the SBERA Defined Contribution Plan.

(c)	“Board” means the Board of Director of the Holding Company [or the Board of Directors of the Bank, as applicable].

(d)	“Cause” means the termination of employment of the Executive because of his:
(i)	material act of dishonesty in performing Executive’s duties on behalf of the Company or a material breach of the Company’s Code of Conduct or the Company’s Sexual and Other Non-Harassment Policy,

(ii)	willful misconduct that in the judgment of the Board will likely cause economic damage to the Company or injury to the business reputation of the Bank or Holding Company,

(iii)	incompetence,

(iv)	breach of any fiduciary duty involving personal profit,

(v)	intentional failure to perform stated duties after written notice thereof from the Board,

(vi)	willful violation of any law, rule or regulation (other than minor or routine traffic violations or similar offenses) that reflect adversely on the reputation of the Company, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order,

(vii)	or material breach of any provision of this Agreement.
In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry. The determination of whether the Executive’s employment terminated for Cause shall be made by the Board in its reasonable judgment, notice of such determination having been provided to the Executive setting forth in reasonable detail the nature of such Cause.

(e)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f)	“Disability” has the meaning set forth in Code Section 409A(a)(2)(C) and the final Treasury Regulations or subsequent guidance issued thereunder.

(g)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(h)	“Final Average Compensation” means the average of the Executive’s annual base salary and annual bonuses payable pursuant to the Company’s Performance Incentive Plan (prior to any salary reduction contributions to any Section 401(k), 125 or 132 plan) for the three (3) calendar years during the Executive’s employment with the Company for which the Executive’s combined annual base salary and bonus were the highest.

(i)	“Good Reason” means the following:
(i)	a failure to elect or reelect or to appoint or reappoint Executive to the Executive Position (provided, however, that a change in the Executive Position (as defined in Executive’s employment agreement) consented to in writing by Executive in connection with succession planning of the Bank or Holding Company, shall not be deemed a Good Reason);

(ii)	a material change in Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes described in Executive’s employment agreement (provided, however, that a reduction in duties and responsibilities consented to in writing by Executive in connection with succession planning or the Company, shall not be deemed a Good Reason);

(iii)	a liquidation or dissolution of the Holding Company or the Bank other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Executive;

(iv)	a material reduction in Executive’s base salary or benefits (other than a reduction or elimination of Executive’s benefits under one or more benefit plans maintained by the Bank as part of a good faith, overall reduction or elimination of such plans or benefits applicable to all participants in a manner that does not discriminate against Executive (except as such discrimination may be necessary to comply with applicable law));

(v)	a relocation of Executive’s principal place of employment by more than twenty-five (25) miles from its location as of the date of this Agreement; or

(vi)	a material breach of this Agreement by the Company.

The determination of whether the Executive’s employment terminated for Good Reason shall be made by the Executive in accordance with the requirements of Executive’s employment agreement, notice of such determination having been provided to the Board setting forth in reasonable detail the nature of such Good Reason.

(j)	“Normal Form” means a lump sum payment which is the actuarial equivalent of an annuity payable monthly for twenty (20) years certain beginning at the Normal Retirement Date.

(k)	“Normal Retirement Date” means the first day of the month coinciding with or next following the date on which the Executive attains age sixty-five (65).

(l)	“SBERA Defined Benefit Plan” means the Savings Bank Employees Retirement Association Pension Plan as adopted by the Bank. The SBERA Defined Benefit Plan was terminated, effective October 31, 2005, and all benefits payable to the Executive under the SBERA Defined Benefit Plan were distributed.

(m)	“Separation from Service” means means the Executive’s retirement or other termination of employment with the Company within the meaning of Code Section 409A. No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months or, if longer, so long as the Executive’s right to reemployment is provided by law or contract. If the leave exceeds six months and the Executive’s right to reemployment is not provided by law or by contract, then the Executive shall have a Separation from Service on the first date immediately following such six-month period.

Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Company and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to an amount less than 50% of the average level of bona fide services performed over the immediately preceding 36 months. The determination of whether an Executive has had a Separation from Service shall be made by applying the presumptions set forth in the Treasury Regulations under Code Section 409A.

(n)	“Specified Employee” means a “key employee” of a publicly traded company, within the meaning of Code Section 409A and the Treasury regulations issued thereunder.

(o)	“SBERA Defined Contribution Plan” means the Savings Bank Employees Retirement Association 401(k) Plan as adopted by Legacy Banks.

(p)	“Vested Accrued Benefit” means the amount to which the Executive would be entitled under subsection 2(b) commencing at the Normal Retirement Date.
2. Payments to Executive.
(a)	If the Executive remains continuously employed by the Company from the date of his employment until his termination of employment on or after he attains age fifty-eight (58), the Company will pay the Vested Accrued Benefit to the Executive in the Normal Form within thirty (30) days of the date of termination of employment, subject to Section 2(d) hereof.

(b)	The Vested Accrued Benefit shall be determined pursuant to this subsection 2(b).
(i)	The Executive’s Final Average Compensation shall be calculated.

(ii)	The Executive’s Final Average Compensation shall be multiplied by seventy percent (70%) (the “Target Benefit”).

(iii)	The Target Benefit shall be reduced by: (1) one-half of the Executive’s actual Primary Social Security retirement benefit payable at age sixty-five (65), if available, otherwise as determined by the Company, (2) an amount equal to the annual amount of benefits that would have been payable to the Executive at age sixty-five (65) on a life annuity basis from the employer account portion of the SBERA Defined Benefit Planhad such Plan not been terminated, and (3) the Annual Annuity Equivalent, as defined herein, from the employer account portion of the SBERA Defined Contribution Plan (the “Accrued Benefit”).

(iv)	The Accrued Benefit shall be multiplied by the applicable non-forfeitable percentage from the table below based on Executive’s age at his termination of employment (the “Vested Accrued Benefit”).

Age at	Non-
Termination of	Forfeitable
Employment	Percentage
Less than 58	0%
58 but less than 59	80%
59 but less than 60	85%
60 but less than 61	90%
61 but less than 62	95%
62 or more	100%
(c)	Notwithstanding anything to the contrary herein contained or implied, in no event shall the Executive be entitled to receive any benefits under this Agreement if he is terminated by the Company for Cause. If it is later determined that the Executive could have been terminated by the Company for Cause, any benefits payable under this Agreement shall cease and the Executive shall repay to the Company any amounts received under the terms of this Agreement.

(d)	Notwithstanding anything herein to the contrary, no payments shall be made to Executive under this Section 2 unless and until Executive has a Separation from Service. Further, if Executive is a Specified Employee, no payments shall be made to Executive under this Section 2 until the first day of the seventh (7th) month following such Separation from Service.
3. Death of the Executive.
     If the Executive dies while employed by the Company, the Company will pay to the Executive’s surviving spouse, or his estate in the event that he does not leave a surviving spouse, the Executive’s Vested Accrued Benefit determined as if the Executive had retired the day before his death after attaining age sixty-five (65). Such benefit shall be paid in the Normal Form commencing within thirty (30) days of the Executive’s death.
4. Disability Benefits.
     In the event that the Executive terminates employment on account of Disability, the Executive shall be entitled to receive the Vested Accrued Benefit that would be payable to the Executive pursuant to Section 2 above determined as if the Executive had terminated his employment after having attained age 65. Such Disability benefit shall be paid in the Normal Form commencing within thirty (30) days of the Disablility determination.
5. Termination not for Cause or for Good Reason.
     If the Executive is terminated by the Company other than for Cause or terminates his employment involuntarily for Good Reason, the Executive shall be entitled to receive his Vested Accrued Benefit payable pursuant to Section 2 above as if the Executive had terminated his employment after having attained age 65.

6. Re-employment.
     If the Executive is rehired by the Company (other than on a basis which is less than 50% of the average level of bona fide services performed over the last 36 months in which Executive performed Services as an employee of the Company) after he has begun receiving payments hereunder but before he has received all payments due hereunder, such payments shall be discontinued until the Executive’s subsequent retirement, whereupon the amount of the Executive’s benefit shall be recalculated as of that termination of employment.
7. Claims Procedure.
(a)	The Company shall make all decisions and determinations respecting the right of any person to a payment under this Agreement, subject to the requirements of Code Section 409A, to the extent applicable.

(b)	The following procedure shall be followed with respect to claims under this Agreement:
(i)	Any claimant who believes he or she is entitled to a benefit under this Agreement shall submit a claim for such benefit in writing to the Board.

(ii)	Any decision by the Board denying a claim in whole or in part shall be stated in writing by the Board and delivered or the mailed to the claimant within ninety (90) days after receipt of the claim by the Board unless special circumstances require an extension of time for processing, but in any event within one hundred eighty (180) days after such receipt. If such an extension of time is taken, the Board shall inform the claimant of the delay in writing before the expiration of the initial ninety (90) day period, including the reasons therefor and the date by which the Board expects to render a decision. Any decision denying a claim shall be in writing and set forth the specific reasons for the denial with specific references to the Agreement provisions on which the denial is based, a description of any additional material or information necessary to perfect the claim and the reasons therefor, and an explanation of the Agreement’s claim review procedure, all written in a manner calculated to be understood by the claimant.

(iii)	If a claim is denied in whole or in part, the claimant or a duly authorized representative may request a review by the Board of the decision upon written application to the Board within sixty (60) days after notification of the decision. The claimant or a duly authorized representative may review pertinent documents and submit issues and comments in writing. The Board shall make its decision on review not later than sixty (60) days after receipt of the request for review unless special circumstances require an extension of time for processing, in which case its decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review. If such an extension of time is taken, the Board shall inform the claimant of the delay in writing before the expiration of the initial sixty (60) day period. The decision on review shall be in writing and shall set forth the specific reasons for the decision, shall make specific references to the pertinent Agreement provisions on which the decision is based, and shall be written in a manner calculated to be understood by the claimant.

(c)	The Board may adopt such rules as it deems necessary, desirable, or appropriate to carry out its duties under this Section 7. Any action or determination or decision whatsoever taken or made by the Board under this Section 7 shall be final, conclusive, and binding upon all persons concerned.

(d)	The procedure provided for in this Section 7 shall be the sole, exclusive and mandatory procedure for resolving any dispute under this Agreement; provided, however, that if the Executive wishes to make a valid legal challenge to the Board’s determination and he has entered into an agreement with the Board to arbitrate disputes arising from his employment with the Company, such legal challenge shall be resolved pursuant to the arbitration procedures in that agreement and the Executive’s burden of proof in any arbitration shall be the same as if the dispute were tried in a court proceeding.

(e)	In any arbitration or litigation to enforce rights and obligations hereunder, except as required by law or separate contract between the parties, the unsuccessful party shall pay the successful party an amount equal to all reasonable out-of-pocket expenses (including reasonable legal expenses and court costs) incurred by the successful party.

(f)	In the event of the death of the Executive or any beneficiary, the Board need not make any payment provided for by this Agreement until it shall have received proof satisfactory to it of such death and of the identity, existence and location of the party thereafter entitled to receive payments under this Agreement.

(g)	In making any payment or taking any action under this Agreement the Board shall be absolutely protected in relying upon any finding or statement of facts believed to be true, and on any written instrument believed to have been signed by the proper party.
8. Provision for Incapacity.
     If the Board reasonably deems the Executive incapable of receiving his benefits by reason of illness, infirmity or incapacity of any kind, the Board may, in its sole discretion, apply such payment directly for the comfort, support and maintenance of the Executive, or reimburse any person for such support supplied to the Executive.
9. Violation of Agreement.
     In the event of the violation of any material terms of the Agreement by the Executive, the Company, in addition to any other rights which it may have, shall be relieved of the liability to make any further payments under the Agreement to, or on behalf of, the Executive so long as such violation continues and shall have the right to specific enforcement of the Agreement by proceedings in equity.
10. Nonassignable Rights.
     Except as otherwise provided by the Agreement, neither the Executive, nor his surviving spouse, nor his estate shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the right thereto are expressly declared to be nonassignable and nontransferable.
11. Independence of Agreement.
     The benefits payable under the Agreement shall be independent of, and in addition to, any other employment agreement that may exist from time to time between the parties hereto, or any other compensation payable by the Company to the Executive, whether as salary, bonus or otherwise. The Agreement shall not be deemed to constitute a contract of employment between the parties hereto, and no provision hereof shall restrict the right of the Company to discharge the Executive with or without Cause or restrict the right of the Executive to terminate his employment.
12. General Obligation of the Company.
     The benefits provided under the Agreement constitute a mere promise by the Company to make payments in the future, and the rights of the Executive hereunder shall be those of a general unsecured creditor of the Company. Nothing contained herein shall be construed to create a trust of any kind or to render the Company a fiduciary with respect to the Executive. The Company shall not be required to maintain any fund or segregate any amount or in any other way currently fund the future payment of any benefit provided under the Agreement, and nothing contained herein shall be construed to give the Executive or any other person any right to any specific assets of the Company or of any other person. This Agreement is intended to be, and shall in all events be construed and treated as, a deferred compensation arrangement for a “select group of management and highly compensated employees”, within the meaning of Title I of ERISA.
13. Establishment of Trust.
     The provisions of Section 12 notwithstanding, the Company may, in its sole and absolute discretion, establish a trust to which funds earmarked for payment under this Agreement may be transferred and from which benefits arising hereunder, and subject to the provisions and limitations hereof, may be paid. Any such trust would contain provisions making it irrevocable by the Company unless and until all benefits hereunder which are funded through such trust have been paid or provided for, except in the case of bankruptcy or insolvency of the Company, in which event benefit payments from the trust would cease and assets thereof would revert to the Company or be paid to its creditors.
14. Governing Law.
     The Agreement shall be construed under and governed by the laws of the Commonwealth of Massachusetts, except to the extent preempted by ERISA.
15. Notice.
     Any notice or communication required of either party with respect to this Agreement shall be made in writing and may either be delivered personally or sent by First Class mail or via any national courier service, as the case may be:
To the Company:
Attn: General Counsel
Legacy Banks
99 North Street
Pittsfield, MA 01201
To the Executive:
J. Williar Dunlaevy
196 Hubbard St.
Lenox, MA 01240
     Each party shall have the right by written notice to change the place to which any notice may be addressed.
16. Board Authority; Indemnification.
(a)	The Board shall administer this Agreement in accordance with its terms and shall have the power and discretion to construe the terms of the Agreement, decide any issues of fact or law, and to determine all questions arising in connection with the administration, interpretation, and application of the Agreement. Any such determination by the Board shall be conclusive and binding upon all persons. The Board may establish procedures, correct any defect, supply any information, or reconcile any inconsistency in such manner and to such extent as shall be deemed necessary or advisable to carry out the purposes of this Agreement.

(b)	Neither the Board nor any member of the Board or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Agreement, and the members of the Board (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law or under any directors’ and officers’ liability insurance coverage which may be in effect from time to time.

     EXECUTED under seal as of the day and year first above written, and in the case of the Company by its duly authorized representatives.

EXECUTIVE	LEGACY BANCORP, INC.

/s/ J. Williar Dunlaevy	/s/ David L. Klausmeyer

J. WILLIAR DUNLAEVY	For the Compensation Committee

LEGACY BANKS

/s/ David L. Klausmeyer

For the Compensation Committee